Exhibit 99.1

PRESS RELEASE

600 East Greenwich Avenue

West Warwick, Rhode Island 02893

For Immediate Release

Contact: Albert W. Ondis, CEO

Joseph P. O’Connell, CFO	August 19, 2008
Astro-Med, Inc.
(401) 828-4000
www.astro-medinc.com

Astro-Med Again Reports Record Sales; 30% Net Income Increase in Second Quarter; Directors Declare Regular Cash Dividend

West Warwick, RI, August 19, 2008 -- Astro-Med, Inc. (NASDAQ:ALOT) reports net income of $1,154,000, equal to 15 cents per diluted share, on sales of $19,784,000 for the Second Quarter ended August 2, 2008. This is a 30% increase in net income over the comparable period of the prior year, when Astro-Med reported net income of $886,000, equal to 12 cents per diluted share, on sales of $18,695,000. Favorable foreign exchange currency rates added approximately $443,000 to this year’s Second Quarter sales.

For the six months ended August 2, 2008, Astro-Med reported net income of $2,051,000, equal to 27 cents per diluted share on sales of $38,472,000, compared to net income of $1,408,000, equal to 19 cents per diluted share, on sales of $35,101,000 in the comparable six-month period of the prior fiscal year. Results for the first half of the current fiscal year reflect increases in net income and earnings per share of 46% and 42%, respectively. Favorable foreign exchange currency rates added approximately $916,000 to this year’s six-month sales.

Commenting on the results, Albert W. Ondis, Chief Executive Officer, said: “New orders received during the Second Quarter exceeded $20 million, a positive indication of how the Company’s products are being accepted. We are very pleased with these excellent results achieved through contributions from all product families in domestic as well as international markets. New orders from our domestic customers rose 11.6% while our international customers' orders were up 16.8% over the prior year. We remain confident that the balance of the year will produce very strong results.”

Astro-Med’s domestic sales increased by 6.8% and its international sales rose by 3.8%. The Company’s Gross Profit Margin in the Quarter was 43.9%, compared to 41.9% in the prior year. The Company’s operating income rose 52.8% from the previous year and earned an operating margin of 9.7% against the 6.8% margin reported in the prior year. The Company’s balance sheet remains healthy with a cash and marketable securities position of $20,415,000, a current ratio of 6:1 and zero debt.

Astro-Med Directors Declare Regular Cash Dividend

On August 18, 2008, the Directors of Astro-Med declared the regular quarterly cash dividend of 6 cents per share, payable on October 1, 2008 to shareholders of record on September 12, 2008.

Second Quarter Conference Call to be held Wednesday, August 20, 2008

The Second Quarter conference call will be held on Wednesday, August 20, 2008, at 11:00 AM EDT. It will be broadcast in real time on the Internet. We invite investors and analysts to participate in the conference call by dialing in to 800-218-8862 or to listen by logging on to www.astro-medinc.com. The broadcast will be accessible for up to five days following the call.

Astro-Med, Inc.

Consolidated Statements of Operations

In Thousands Except for Per Share Data

(Unaudited)

	Three-Months Ended		Six-Months Ended
	August 2, 2008	August 4, 2007	August 2, 2008	August 4, 2007
Net Sales	$19,784	$18,695	$38,472	$35,101
Gross Profit	8,681	7,831	16,868	14,677
	43.9%	41.9%	43.8%	41.8%
Operating Expenses:
Marketing & Selling Research & Development	4,343 1,199	4,276 1,135	8,764 2,425	8,348 2,233
General & Administrative	1,210	1,157	2,456	2,212
	6,752	6,568	13,645	12,793

Operating Income	1,929	1,263	3,223	1,884
	9.7%	6.8%	8.4%	5.4%

Other Income, Net	61	214	237	463

Income Before Taxes	1,990	1,477	3,460	2,347

Income Tax Provision	836	591	1,409	939

Net Income	$ 1,154	$ 886	$ 2,051	$ 1,408

Net Income Per Share - Basic	$ 0.16	$ 0.13	$ 0.29	$ 0.20
Net Income Per Share - Diluted	$ 0.15	$ 0.12	$ 0.27	$ 0.19

Weighted Average Number of Common Shares - Basic	6,999	6,901	6,966	6,866
Weighted Average Number of Common Shares - Diluted	7,523	7,578	7,482	7,573

Dividends Declared Per Common Share	$ 0.06	$ 0.05	$ 0.12	$ 0.10

Selected Balance Sheet Data

In Thousands

Unaudited

	As of August 2, 2008	As of January 31, 2008
Cash & Marketable Securities(1)	$20,415	$17,556
Current Assets	$49,050	$48,384
Total Assets	$62,907	$61,699
Current Liabilities	$7,868	$8,973
Shareholders’ Equity	$51,830	$49,355

(1) Includes investment securities classified as non-current

About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of high tech specialty printing systems, electronic medical instrumentation, and test and measurement instruments sold under the brand names Astro-Med®, Grass® Technologies and QuickLabel® Systems. Astro-Med Inc. products are employed around the world in a wide range of industrial, scientific, and medical applications. Additional information about Astro-Med, Inc. is available by visiting www.astro-medinc.com.

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein.  Factors that could affect these results include those mentioned in Astro-Med’s FY2008 annual report and its annual and quarterly filings with the Securities and Exchange Commission.